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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                                October 23, 1997
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                        (Date of earliest event reported)


                          Poughkeepsie Financial Corp.
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             (Exact name of registrant as specified in its charter)


Delaware                                0-22599                  16-1518711
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(State or other jurisdiction   (Commission File Number)            (IRS Employer
of incorporation)                                            Identification No.)



249 Main Street, Poughkeepsie, New York                                  12601
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(Address of principal executive offices)                             (Zip Code)


                                 (914) 431-6200
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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   (Former name, former address and former fiscal year, if changed since last report)





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ITEM 5. OTHER EVENTS

        On October 22, 1997, HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Poughkeepsie Financial Corp. ("PFC"), a Delaware corporation and registered savings and loan holding company, and Bank of the Hudson ("BTH"), a Federal savings bank wholly owned by PFC, entered into an Agreement and Plan of Merger (the "Agreement") which sets forth the terms and conditions under which PFC will merge with and into HUBCO (the "Merger").

        The Agreement provides that upon consummation of the Merger, and subject to certain further terms, conditions, limitations and procedures set forth in the Agreement, each issued and outstanding share of common stock, $.01 par value, of PFC ("PFC Common Stock") shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into and represent the right to receive, .30 shares of common stock, no par value, of HUBCO ("HUBCO Common Stock"), as long as the median closing price for HUBCO Common Stock during a pre-closing period is at or above $33.33. Based upon HUBCO's October 22, 1997 closing price of $35.375 for HUBCO Common Stock, .30 shares of HUBCO Common Stock would have a value of $10.61. This $10.61 value equates to $136 million, or 184% of PFC's book value, and 30 times PFC's annualized six months' earnings, and represents a deposit premium of 10.25%. If the median HUBCO price during the pre-closing period is below $33.33 but above $31.25, each share of PFC Common Stock would be exchanged for shares of HUBCO Common Stock with value of $10.00. If HUBCO's median pre-closing price is $31.25 or below, a maximum exchange ratio of .32 would apply. In addition, the agreement provides that PFC will be able to increase its quarterly cash dividends to an amount substantially equivalent to HUBCO's cash dividend as adjusted for the exchange ratio. The Merger Agreement contains customary anti-dilution measures; however, no anti-dilution adjustments will be made with respect to HUBCO's 3% stock dividend to be paid on December 1, 1997 to shareholders of record on November 13, 1997.

        Concurrently with the execution and delivery of the Agreement, (i) PFC entered into a Stock Option Agreement with HUBCO (the "Stock Option Agreement") whereby PFC granted to HUBCO an option to purchase 2,000,000 shares of authorized and unissued PFC Common Stock, at a price of $7.875 per share, which is exercisable only upon the occurrence of certain events. The Stock Option Agreement provides the grantee with the right to require the issuer to register the Common Stock acquired by or issuable upon exercise of the option under the Securities Act of 1933, as amended.

        The transaction, which is expected to close in the first quarter of 1998, is expected to be treated as a tax free exchange to holders of PFC Common Stock and be accounted for as a pooling of interests. Consummation of the Merger is subject to the approval of the PFC shareholders and the receipt of all required regulatory approvals, as well as other customary conditions.


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        The Agreement, the Stock Option Agreement and the press release issued by PFC on October 23, 1997 regarding the Merger are attached as exhibits to this report and are incorporated herein by reference. The foregoing summaries of the Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

        In addition, on October 29, 1997, PFC issued a press release reporting 1997 third quarter earnings and the declaration of an adjusted quarterly cash dividend. The press release is attached as an exhibit to this report and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        The following exhibits are filed with this report:


Exhibit Number                     Description
--------------                     -----------



2                   Agreement and Plan of Merger, dated as of October 22,
                    1997, among HUBCO, PFC and BTH

10 Stock Option Agreement, dated as of October 22, 1997, between HUBCO (as grantee) and PFC (as issuer)

20.1 Press Release issued on October 23, 1997 with respect to the Agreement

20.2 Press Release issued on October 29, 1997 with respect to 1997 third quarter results and an adjusted dividend



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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    POUGHKEEPSIE FINANCIAL CORP.



Date:  November 6, 1997             By: /s/ Joseph B. Tockarshewsky
                                        ---------------------------------------
                                        Joseph B. Tockarshewsky
                                        Chairman, President and Chief Executive
                                         Officer





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